UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a - 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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COMSTOCK RESOURCES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COMSTOCK RESOURCES, INC.

Notice of 2017 Annual Meeting of Stockholders

and Proxy Statement

Please Complete, Sign, Date And Return Your Proxy Promptly

Tuesday, May 16, 2017 10:00 A.M. Comstock Resources, Inc. Corporate Headquarters 5300 Town and Country Blvd. Suite 300 Frisco, Texas 75034

To the Stockholders of Comstock Resources, Inc.:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Comstock Resources, Inc. The meeting will be held at 10:00 a.m., local time, on Tuesday, May 16, 2017, at the Company’s headquarters at 5300 Town and Country Blvd., 3rd Floor, in Frisco, Texas. Our Board of Directors and management look forward to greeting those of you who are able to attend in person.

At this year’s Annual Meeting, you will be asked to vote on a number of items more fully addressed in our Notice of Annual Meeting of Stockholders, including the election of our directors, ratifying the appointment of our independent public accountants, an advisory vote to approve our executive compensation and an advisory vote regarding the frequency of future stockholder advisory votes on executive compensation.

We know that most of our stockholders will not be attending the Annual Meeting in person. As a result, our Board of Directors is soliciting proxies so that each stockholder has an opportunity to have their shares represented at the Annual Meeting. If you do not plan to attend, please vote your shares by internet, by telephone, or, if you received our proxy materials by mail, by returning the accompanying proxy card, as soon as possible so that your shares will be voted at the meeting. Instructions on how to vote can be found in our Proxy Statement.

On behalf of the Board of Directors and management, thank you for your cooperation and continued support.

Sincerely,

M. Jay Allison
Chairman of the Board and
Chief Executive Officer

COMSTOCK RESOURCES, INC.

Notice of Annual Meeting of Stockholders

May 16, 2017

10:00 a.m. Central Time

Location:	Company Headquarters 5300 Town and Country Blvd., 3rd Floor Frisco, Texas 75034

ITEMS OF BUSINESS

1.	To elect nine director nominees to the Company’s Board of Directors.
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2017.
3.	To approve, on an advisory basis, the Company’s compensation of its named executive officers.
4.	To approve, on an advisory basis, the frequency of future stockholder advisory votes on executive compensation.
5.	To transact any other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE

March 22, 2017

ANNUAL REPORT

Our Annual Report to Stockholders for the year ended December 31, 2016, which is not a part of the proxy solicitation materials, is available on our website at www.comstockresources.com. If you received a printed copy of the proxy materials, a printed Annual Report was enclosed.

PROXY VOTING

Stockholders of record may vote in person at the meeting, but may also appoint proxies to vote their shares in one of three ways, by:

• Telephone	• Mail	• Internet

If your shares are held by a bank, broker or other holder of record, you may appoint proxies to vote your shares on your behalf as instructed by that bank, broker or other holder of record. If your shares are held by any such person or entity, you may obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting.

Any proxy may be revoked at any time before it is exercised at the meeting.

By Order of the Board of Directors,

Roland O. Burns
Secretary

Proxy Summary

This summary is included to provide an introduction and overview of the information contained in the Proxy Statement. This is a summary only and does not contain all of the information we have included in the Proxy Statement. You should refer to the entire Proxy Statement that follows for more information about Comstock Resources, Inc. (“Comstock” or the “Company”) and the proposals you are being asked to consider.

Business Highlights

2016 was a difficult year for us where low oil and gas prices continued to drain our liquidity. We took steps to protect our liquidity by limiting our spending and requiring our employees to forego bonuses that were earned in 2015. Despite the limited capital spending, our Haynesville shale results continued to improve. The strong performance of our Haynesville shale wells drove the 47% growth we had in proved oil and natural gas reserves in 2016. The successful debt exchange we completed in September 2016 allowed us to restart our drilling program in the fourth quarter of 2016, which we expect will generate growth in 2017, resulting in continued improvement in our financial position. Because of the actions we undertook throughout 2016 to protect and enhance our liquidity, we are back in a position to invest in our high return Haynesville program.

In 2015 and 2016, we retired $237 million of our debt. Most importantly, we completed an exchange with the holders of our bonds which resulted in a reduction in our annual cash interest burden and allows us to elect to pay additional interest in-kind in the future. The holders of 98% of our bonds participated in the par for par exchanges. In the subsequently called special meeting of our stockholders, 98% of the stockholders also approved the future issuance of shares of common stock for the convertible notes issued in the debt exchange and the path forward we chose for the Company. The future conversion of these notes will de-lever the balance sheet and set us up to refinance our remaining debt at lower interest costs in the future.

We are optimistic about 2017 after the difficulties of the last two years. We have a high degree of confidence that our Haynesville shale assets will provide us the means to achieve strong growth in 2017. Our enhanced completion design has transformed the Haynesville shale into one of North America’s highest return natural gas basins and our acreage position gives us over 700 operated locations. We also entered into a new Haynesville drilling joint venture with a large utility in January 2017, which we can use to acquire additional acreage and grow our inventory of drilling locations. Our natural gas focused Haynesville shale drilling program is expected to provide substantial growth to our production, revenue and cash flow in 2017. Our low cost structure is expected to further improve with new low cost Haynesville shale production.

Executive Compensation Highlights

We believe our executive compensation program aligns our executives’ pay with Company performance, stockholder expectations and prevailing market practices. 100% of our executives’ annual bonuses are based on achievement of pre-established performance goals, which are aligned with our business plan for the applicable year, and up to 50% of our executives’ long-term incentive awards are based on achievement of total shareholder return by use of performance-based restricted stock units.

Our board took appropriate actions in 2015 and 2016 to protect our liquidity and the interests of all of our stakeholders. In 2015 and 2016 we froze salaries and staff levels. Under our 2015 Annual Incentive Plan, our executives earned a 124% payout of target awards based on achievements of our successful Haynesville shale drilling program. Our board decided that no bonuses should be paid for 2015, so these awards were forfeited. Our board also limited the awards of long-term equity awards made in 2016 to our executive officers and independent directors in order to preserve shares available under our long-term incentive plan. As the Company is again ramping up its drilling activity in 2017, the compensation committee is returning to our established pay for performance compensation plans in order to insure employee retention as activity is increasing in the energy sector.

COMSTOCK RESOURCES, INC. - 2017 Proxy Statement	1

PROXY SUMMARY

90% of the shares voted at last year’s annual meeting approved our 2015 executive compensation by supporting our “Say on Pay” proposal.

Corporate Governance Highlights

Our corporate governance includes a number of policies, procedures and structures that are “best practices” in corporate governance, including:

•	Directors are elected for a one year term;

•	Majority voting in connection with the election of directors;

•	An independent lead director presides over executive sessions of the board of directors with only independent directors present;

•	An independent executive compensation consultant hired by and reporting to the compensation committee;

•	Robust stock ownership guidelines applicable to directors and executive officers;

•	Policy prohibiting hedging transactions involving Company stock by executive officers and directors; and

•	No excise or other tax gross-ups in our compensation plans.

Proposals for Stockholder Action

Below is a summary of the proposals on which you are being asked to vote. Please review the complete information regarding these proposals included in the Proxy Statement.

Election of Directors (Proposal 1 – Page 9)

You will find important information about the qualifications and experience of each of the nine director nominees that you are being asked to elect beginning on page 11 of the Proxy Statement. The corporate governance/nominating committee, in its annual review of director nominees, has determined that our nominees have the skills, experience and qualifications necessary to effectively oversee the management of the Company, and that they have integrity, proven leadership and a commitment to the financial and strategic success of the Company.

Appointment of Independent Registered Public Accountants (Proposal 2 – Page 20)

Ernst & Young LLP has served as the Company’s independent registered public accountants since 2004. You are being asked to ratify the appointment by the audit committee of Ernst & Young as the Company’s independent registered public accountants for 2017.

Advisory Vote to Approve Executive Compensation (Proposal 3 – Page 23)

We are providing our stockholders the opportunity to cast a non-binding advisory vote to approve our executive compensation. We recommend that you review our Compensation Discussion and Analysis beginning on page 24, which explains the actions and decisions of the compensation committee regarding our compensation programs.

Advisory Vote regarding the Frequency of Stockholder Votes on Executive Compensation (Proposal 4 – Page 37)

Every six years we are required to provide the stockholders an opportunity to cast an advisory vote on the frequency of future stockholder advisory votes approving the compensation of our named executive officers. We are seeking your input with regard to the frequency of future stockholder advisory votes on our executive compensation programs. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year.

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PROXY SUMMARY

Recommendations of the Board of Directors Regarding the Proposals

Our board of directors unanimously recommends that you vote:

1.	FOR each of the director nominees named in the Proxy Statement;

2.	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2017;

3.	FOR the proposal to approve, on an advisory basis, the Company’s compensation of its named executive officers; and

4.	FOR EVERY THREE YEARS for the frequency of future stockholder votes on executive compensation.

Communicating with the Board of Directors

Any interested party can communicate with our board of directors, any individual director or groups of directors by sending a letter addressed to the board of directors as a whole, to the individual director or to a group of directors, c/o Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

Governance Documents

Governance documents, such as the Corporate Governance Guidelines, the board committee charters, the Code of Ethics for Senior Financial Officers, and the Code of Business Conduct and Ethics, can be found in the “Corporate Governance” section of our website: www.comstockresources.com. Please note that documents and information on our website are not incorporated herein by reference. These documents may also be obtained in print at no cost by writing to the Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

Information about the Electronic Availability of Proxy Materials

Our 2017 Proxy Statement and 2016 Annual Report are available free of charge on our website at: www.comstockresources.com.

COMSTOCK RESOURCES, INC. - 2017 Proxy Statement	3

COMSTOCK RESOURCES, INC.

Proxy Statement for the Annual Meeting of Stockholders

to be Held May 16, 2017

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at our 2017 Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials (proxy statement for the 2017 Annual Meeting, the proxy card and the 2016 Annual Report to Stockholders) by providing access to these materials on the Internet, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner.

A Notice of Meeting and Internet Availability of Proxy Materials will be mailed to stockholders on or about April 3, 2017. We are providing this notice in lieu of mailing the printed proxy materials to instruct stockholders as to how they may: (1) access and review the proxy materials on the Internet; (2) submit their proxy; and (3) receive printed proxy materials.

Stockholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis at no charge by following the instructions in the notice. A request to receive proxy materials in printed form by mail or by e-mail will remain in effect until such time as the submitting stockholder elects to terminate it.

Questions and Answers about the Annual Meeting and Voting

Why am I receiving these materials?

A Notice of Annual Meeting of Stockholders or Notice Regarding the Availability of Proxy Materials has been provided to you because you are a Comstock stockholder and because the Board is soliciting your proxy to vote your shares at the Annual Meeting.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this Proxy Statement. We will also transact any other business as may properly come before the Annual Meeting or any adjournment thereof.

Where can I find more information about proxy voting?

The SEC has created an educational website where you can learn more about proxy voting: www.sec.gov/spotlight/proxymatters.shtml.

Who is entitled to vote at the Annual Meeting?

Owners of shares of common stock of the Company at the close of business on March 22, 2017 (the “Record Date”) are entitled to vote at and participate in the Annual Meeting.

What are the voting rights of holders of common stock?

Each outstanding share of common stock will be entitled to one vote on each matter to come before the Annual Meeting.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What happens if additional matters are presented at the Annual Meeting?

If another proposal is properly presented for consideration at the Annual Meeting, the persons named in the Proxy Card will vote as recommended by the Board or, if no recommendation is given, these persons will exercise their discretion in voting on the proposal.

How can shares be voted?

Shares of common stock can be voted in person at the Annual Meeting or they can be voted by proxy or voting instructions can be given, in one of three ways, by:

• Telephone	• Mail	• Internet

The instructions for each are on the Proxy Card, in the Notice Regarding the Availability of Proxy Materials, or on the voting form enclosed with the proxy from the bank, broker or other holder of record. If your shares are held by any such person or entity, you may obtain a proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Annual Meeting.

What vote is required for approval?

With regard to Proposal 1 (election of directors), the affirmative vote of the majority of the votes cast at the Annual Meeting is required by our bylaws for the election of a director.

The affirmative vote of the majority of shares of common stock of the Company represented at the Annual Meeting and entitled to vote is required for approval of Proposal 2 (ratification of the Company’s independent registered public accountants), Proposal 3 (advisory vote on the Company’s 2016 compensation of its named executive officers), and Proposal 4 (advisory vote on the frequency of future stockholder advisory votes on executive compensation). The votes on Proposals 3 and 4, however, are advisory in nature and will not be binding on the Company, the Board or the compensation committee.

How will votes be counted?

For shares held in your own name, votes will be counted as directed, except when no choice for any particular matter is made. In that case, and only for the matter for which no choice is indicated, the shares will be voted as recommended by the Board.

For shares held indirectly through a bank, broker or other holder of record (i.e., in “street name”), unless you give your broker, bank or other holder of record specific instructions, your shares will not be voted on any of the proposals other than Proposal 2. Under the New York Stock Exchange (“NYSE”) rules that govern voting by brokers of shares held in street name, brokers have the discretion to vote these shares only on routine matters, but not on non-routine matters, as defined by those rules. The only matter that will be voted on that is considered routine under these rules is Proposal 2 (the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accountants for fiscal year 2017).

What is a broker non-vote and what is the effect of a broker non-vote?

A “broker non-vote” occurs when a stockholder who holds shares indirectly does not give instructions to the holder of record on how the stockholder wants his or her shares voted, but the holder of record exercises its discretionary authority under the rules of the NYSE to vote on one or more, but not all, of the proposals. In such a case, a “broker non-vote” occurs with respect to the proposals not voted on. Shares represented by “broker non-votes” will, however, be counted in determining whether a quorum is present.

COMSTOCK RESOURCES, INC. - 2017 Proxy Statement	5

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

In the absence of instructions from the stockholder, the holder of record may only exercise its discretionary authority and vote the shares it holds as a holder of record on Proposal 2 (ratification of the appointment of the Company’s independent registered public accountants), and does not have the discretionary authority to vote them on any of the other Proposals.

Therefore, if you are a “street-name” holder, your shares will not be voted on any Proposal for which you do not give your broker, bank or other holder of record instructions on how to vote on any Proposal other than Proposal 2.

Broker non-votes will not affect the voting.

What is an abstention and what is the effect of an abstention?

If you do not desire to vote on any proposal or have your shares voted as provided for in the preceding answer, you may abstain from voting by marking the appropriate space on the Proxy Card or by following the telephone or Internet instructions. Shares voted as abstaining will be counted as present for the purpose of establishing a quorum and for the purpose of determining the number of votes needed for approval of the Proposals before the Annual Meeting.

Abstentions will have the effect of a negative vote for Proposals 2, 3, and 4.

What constitutes a quorum?

The presence at the Annual Meeting of the holders of a majority of the shares of the common stock outstanding on the Record Date, in person or by proxy, will constitute a quorum, permitting business to be conducted at the Annual Meeting. As of the Record Date, 15,283,541 shares of common stock were outstanding. Therefore, the presence of the holders of common stock representing at least 7,641,773 votes will be required to establish a quorum.

What shares will be considered “present” at the Annual Meeting?

The shares voted at the Annual Meeting, shares properly voted by Internet or telephone, and shares for which properly signed Proxy Cards have been returned will be counted as “present” for purposes of establishing a quorum. Proxies containing instructions to abstain on one or more matters, those voted on one or more matters and those containing broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting.

How can a proxy be revoked?

You can revoke a proxy at any time prior to a vote at the Annual Meeting by:

•	notifying the Corporate Secretary of the Company in writing;

•	delivering a subsequent proxy; or

•	subsequent vote by Internet or telephone.

Shares held indirectly in the name of a bank, broker or other holder of record may be revoked pursuant to the instructions provided by such person or entity.

Who will count the votes?

The Company has hired a third party to determine whether or not a quorum is present at the Annual Meeting and to tabulate votes cast.

Where can I find the results of the voting?

The voting results will be announced at the Annual Meeting and filed on a Form 8-K with the SEC within four business days of the Annual Meeting.

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Voting Securities and Principal Holders

Security Ownership of Certain Beneficial Owners

Ownership of our common stock is shown in terms of “beneficial ownership.” Generally, a person “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares. The percentages shown in this Proxy Statement reflect the stockholder’s beneficially owned shares as a percentage of the total number of shares of our common stock outstanding on March 22, 2017 (15,283,541 shares) plus the number of unissued shares that such owner has the right to acquire on or before May 21, 2017. Except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole dispositive power with respect to all shares beneficially owned. The outstanding shares of common stock exclude 34,773,981 shares issuable upon conversion of the principal amount of our 7 3⁄4% Convertible Secured PIK Notes and 9 1⁄2% Convertible Secured PIK Notes (collectively the “Convertible Notes”). Until converted, the Convertible Notes have no voting rights. The following table lists the stockholders known to have been the beneficial owners of more than 5% of our common stock as of March 22, 2017:

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent
Hodges Capital Holdings, Inc. 2905 Maple Avenue, Dallas, Texas 75201	1,293,066	(1)	8.5%
MacKay Shields LLC 1345 Avenue of the Americas, New York, New York 10105	6,165,782	(2)	28.8	%(3)
Oaktree Capital Management LP 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071	1,493,401	(4)	8.9%
PointState Capital LP 40 West 57th Street, 25th Floor, New York, New York 10019	1,493,401	(5)	8.9%
Symphony Asset Management, LLC 555 California Street, Suite 3100, San Francisco, California 94104	801,850	(6)	5.3%
T. Rowe Price & Associates, Inc. 100 E. Pratt Street, Baltimore, Maryland 21202	1,604,995	(7)	10.5%
Carl H. Westcott 100 Crescent Court, Suite 1620, Dallas, Texas 75201	1,135,602	(8)	7.4%
Whitebox Advisors LLC 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416	985,930	(9)	6.1%
(1)

Represents shares held on December 31, 2016, based on filing on Schedule 13G dated February 8, 2017 pursuant to which the investor reported that it has shared voting power over 1,160,097 shares and does not have sole voting power over any shares.

(2)	Represents shares issuable upon conversion, within 60 days of March 22, 2017, of our Convertible Notes which were held on January 31, 2017, based on filing on Schedule 13G/A dated February 3, 2017.
(3)

Based upon the terms of our Convertible Notes, no holder can convert such notes if, on any date, such holder would be deemed the beneficial owner of more than 9.99% of the then outstanding shares of our common stock without providing the Company notice 61 days prior to the conversion. Based on the number of shares of common stock outstanding as of March 22, 2017, the holder would not be able to convert all of the Convertible Notes that it beneficially owns within 60 days of March 22, 2017.

(4)	Represents shares issuable upon conversion, within 60 days of March 22, 2017, of our Convertible Notes which were held on January 26, 2017, based on filing on Schedule 13G dated February 6, 2017.
(5)

Represents shares issuable upon conversion, within 60 days of March 22, 2017, of our Convertible Notes which were held on November 8, 2016, based on filing on Schedule 13G dated November 18, 2017 pursuant to which the investor reported that it has shared voting and dispositive power.

(6)	Represents shares held on December 31, 2016, based on filing on Schedule 13G dated February 14, 2017.
(7)

Represents shares held on December 31, 2016, based on filing on Schedule 13G/A dated February 7, 2017 pursuant to which the investor reported that it has sole voting power over 479,290 shares and that T. Rowe Price New Era Fund, Inc. has sole voting power over 829,434 shares.

(8)

Represents shares held on March 14, 2017, based on filing on Schedule 13D/A dated March 16, 2017 pursuant to which the investor reported that he has sole voting and dispositive power over 724,201 shares, shared voting power over 384,093 shares and shared dispositive power over 411,401 shares.

(9)

Represents shares issuable upon conversion, within 60 days of March 22, 2017, of our Convertible Notes which were held on January 27, 2017, based on filing on Schedule 13G dated February 6, 2017 pursuant to which the investor reported that it has shared voting and dispositive power.

COMSTOCK RESOURCES, INC. - 2017 Proxy Statement	7

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Management

The following table sets forth information as of March 22, 2017 concerning beneficial ownership information for our directors, nominees for director and executive officers:

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number		Percent
M. Jay Allison Chairman of the Board of Directors and Chief Executive Officer	974,450	(2)(3)	6.2%
Roland O. Burns Director, President, Chief Financial Officer and Secretary	388,835	(2)(3)	2.5%
Elizabeth B. Davis, PhD Director	12,188		*
D. Dale Gillette Vice President of Legal and General Counsel	45,137		*
Mack D. Good Chief Operating Officer	109,448		*
David K. Lockett Director	23,851		*
Cecil E. Martin Director	36,524		*
Michael D. McBurney Vice President of Marketing	25,509		*
Daniel K. Presley Vice President of Accounting, Controller and Treasurer	41,058		*
Russell W. Romoser Vice President of Reservoir Engineering	25,928		*
LaRae L. Sanders Vice President of Land	28,008		*
Frederic D. Sewell Director	17,244		*
Richard D. Singer Vice President of Financial Reporting	23,988		*
David W. Sledge Director	31,074		*
Blaine M. Stribling Vice President of Corporate Development	31,220		*
Jim L. Turner Director	31,460		*
All Executive Officers and Directors as a Group (16 Persons)	1,845,922		11.6%
Morris E. Foster Director Nominee	16,790		*
*	Indicates less than one percent
(1)	The address of each beneficial owner is c/o Comstock Resources, Inc., 5300 Town and Country Blvd, Suite 500, Frisco, Texas 75034.
(2)	Includes 495,320 shares and 121,800 shares for Mr. Allison and Mr. Burns, respectively, that would be issuable upon conversion, within 60 days of March 22, 2017, of our Convertible Notes.
(3)	302,611 shares owned by Mr. Allison and 154,425 shares owned by Mr. Burns are pledged as security for lines of credit held in their respective names.

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PROPOSAL 1    ELECTION OF DIRECTORS

On the agenda for the Annual Meeting will be the election of nine directors, each to serve a term of one year beginning at the Annual Meeting and until their successors are duly elected and qualified. If you do not vote for a particular nominee on your Proxy Card, your vote will not count either “for” or “against” the nominee.

In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard is a plurality vote. In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the Board. The corporate governance/nominating committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation. The Board will act on the committee’s recommendation and publicly disclose its decision. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.

Any vacancies on the Board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.

Our Board presently consists of eight members, all of whom are elected to serve one year terms. The Board has nominated M. Jay Allison, Roland O. Burns, Elizabeth B. Davis, David K. Lockett, Cecil E. Martin, Frederic D. Sewell, David W. Sledge and Jim L. Turner for re-election to the Board of Directors, each to serve for a term of one year. The Board has additionally nominated Morris E. Foster for election to a currently vacant seat on our Board to serve for a term of one year.

The Board recommends that stockholders vote “FOR” the election of each of the director nominees.

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Selection Criteria and Qualifications of Director Candidates

Director Selection Process

The nominating functions of the Board are handled by the corporate governance/nominating committee pursuant to its charter. In evaluating nominees for membership on the Board, the corporate governance/nominating committee applies the board qualification standards set forth in our corporate governance guidelines. Under these qualification standards, the corporate governance/nominating committee will take into account many factors, including education, business, governmental and civic experience, broad and diverse backgrounds, communication, interpersonal and other required skills, independence, wisdom, integrity, an understanding and general acceptance of our current corporate philosophy, strong business or professional knowledge and experience that can bear on our problems and deliberations, an inquiring mind, the willingness to speak one’s mind and ability to challenge and stimulate management, future orientation and the willingness to commit the required time and energy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the corporate governance/nominating committee may consider such other factors as it may deem are in the best interests of us and our stockholders. The corporate governance/nominating committee evaluates each individual in the context of the Board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full Board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.

Our corporate governance/nominating committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the corporate governance/nominating committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the corporate governance/nominating committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

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SELECTION CRITERIA AND QUALIFICATIONS OF DIRECTOR CANDIDATES

Director Nominees

The corporate governance/nominating committee has recommended, and the Board has nominated, the following for election as directors. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy, or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Biographical information concerning the current directors standing for re-election appears below.

M. Jay Allison Director, Chairman of the Board of Directors and Chief Executive Officer

Mr. Allison, age 61, has been our Chief Executive Officer since 1988. Mr. Allison was elected Chairman of the Board in 1997 and has been a director since 1987. From 1988 to 2013, Mr. Allison served as our President. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. Mr. Allison was Chairman of the board of directors of Bois d’Arc Energy, Inc. from the time of its formation in 2004 until its merger with Stone Energy Corporation in 2008. Mr. Allison also currently serves as a Director of Tidewater, Inc. and is on the Board of Regents for Baylor University.

Mr. Allison has 29 years of executive leadership experience in the oil and gas industry. Mr. Allison combines his educational background in business and in commercial law, along with his entrepreneurial spirit, his driven work ethic and extensive knowledge of the oil and gas industry, to pursue disciplined investments intended to enhance stockholder value. Mr. Allison’s service on the board of directors and audit committee of Tidewater, Inc. also provides him with knowledge, experience and insight from a global perspective.

Roland O. Burns Director, President, Chief Financial Officer and Secretary

Mr. Burns, age 57, has been our President since 2013, Chief Financial Officer since 1990, Secretary since 1991 and a director since 1999. Mr. Burns served as our Senior Vice President from 1994 to 2013 and Treasurer from 1990 to 2013. From 1982 to 1990, Mr. Burns was employed by the public accounting firm, Arthur Andersen. During his tenure with Arthur Andersen, Mr. Burns worked primarily in the firm’s oil and gas audit practice. Mr. Burns was a director, Senior Vice President and the Chief Financial Officer of Bois d’Arc Energy, Inc. from the time of its formation in 2004 until its merger with Stone Energy Corporation in 2008. Mr. Burns currently serves on the Board of Directors of the Cotton Bowl Athletic Association and the University of Mississippi Foundation.

Mr. Burns is an experienced financial executive with extensive knowledge and experience in financial reporting, internal controls in the oil and gas industry, treasury and risk management, mergers and acquisitions, and regulatory compliance. Mr. Burns works with Mr. Allison to evaluate and consider business development opportunities and financing proposals. Mr. Burns, who is our principal contact with investors and investment bankers, updates the Board on trends in the capital markets, including the availability of debt and equity financing and transactional activity in the oil and gas industry.

Elizabeth B. Davis, PhD Director

Dr. Davis, age 54, has served as a director since 2014. Dr. Davis is currently the President of Furman University. Dr. Davis was the Executive Vice President and Provost for Baylor University until 2014, and served as Interim Provost from 2008 to 2010. Prior to her appointment as Provost, she was a professor of accounting in the Hankamer School of Business at Baylor University where she also served as associate dean for undergraduate programs and as acting chair for the Department of Accounting and Business Law. Prior to joining Baylor University, she worked for the public accounting firm Arthur Andersen from 1984 to 1987.

Dr. Davis brings to the Board executive experience from her leadership roles in higher education as well as expertise in finance and accounting from her teaching and research experiences.

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SELECTION CRITERIA AND QUALIFICATIONS OF DIRECTOR CANDIDATES

Morris E. Foster Director Nominee

Morris E. Foster, age 74, retired in 2008 as Vice President of ExxonMobil Corporation and President of ExxonMobil Production Company following more than 40 years of service with the ExxonMobil group. Mr. Foster served in a number of production engineering and management roles domestically as well as in the United Kingdom and Malaysia prior to his appointment in 1995 as a Senior Vice President in charge of the upstream business of Exxon Company, USA. In 1998, Mr. Foster was appointed President of Exxon Upstream Development Company, and following the merger of Exxon and Mobil in 1999, he was named to the position of President of ExxonMobil Development Company. In 2004, Mr. Foster was named President of Exxon Mobil Production Company, the division responsible for ExxonMobil’s upstream oil and gas exploration and production business, and a Vice President of ExxonMobil Corporation. Mr. Foster currently serves as Chairman of Stagecoach Properties Inc., a real estate holding corporation with properties in Salado, Houston and College Station, Texas and Carmel, California and as a member of the Board of Regents of Texas A&M University. In addition, Mr. Foster currently serves on the board of directors of Tidewater, Inc., Scott & White Medical Institute and First State Bank of Temple, Texas.

Mr. Foster would bring to the Board extensive executive management experience in the oil and gas industry. He additionally would bring his substantial experience in international operations and mergers and acquisitions gained from his career at one of the world’s largest companies.

David K. Lockett Director

Mr. Lockett, age 62, has served as a director since 2001. Mr. Lockett was a Vice President with Dell Inc. and held executive management positions in several divisions within Dell from 1991 until his retirement from Dell in 2012. Since 2014, Mr. Lockett has served as President of Austex Fence & Deck in Austin, Texas. Between 2012 and 2014, Mr. Lockett, who has over 35 years of experience in the technology industry, provided consulting services to small and mid-size companies. Mr. Lockett was a director of Bois d’Arc Energy, Inc. from 2005 until its merger with Stone Energy Corporation in 2008.

Mr. Lockett joined Dell during its start-up years and worked in executive level positions at Dell throughout his tenure there. He is an experienced manager, having supervised large organizations through a series of business cycles in the highly competitive personal computer/peripheral business. Mr. Lockett shares the good business judgment and insight gained from these experiences with the Board and also provides guidance from the perspective gained from a long career in a global market-focused company.

Cecil E. Martin Director

Mr. Martin, age 75, has served as a director since 1989 and is currently the chairman of our audit committee and our Lead Director. Mr. Martin is an independent commercial real estate investor who has primarily been managing his personal real estate investments since 1991. From 1973 to 1991, he also served as chairman of a public accounting firm in Richmond, Virginia. Mr. Martin was a director and chairman of the audit committee of Bois d’Arc Energy, Inc. from 2005 until its merger with Stone Energy Corporation in 2008. Mr. Martin also served on the board of directors of Crosstex Energy, Inc. and Crosstex Energy, L.P. until their merger with EnLink Midstream and EnLink Midstream Partners LP, respectively, in March 2014. Mr. Martin currently serves on the board of directors of Garrison Capital, Inc. He served as chairman of the compensation committee at Crosstex Energy L.P. and currently serves as chairman of the Audit Committee at Garrison Capital, Inc. Mr. Martin is a Certified Public Accountant.

Mr. Martin brings to our Board a combination of financial literacy and business management experience as well as an excellent understanding of the capital markets. Mr. Martin has a strong background in internal controls, financial reporting and financial analysis. He works closely with our Chief Financial Officer, independent public accountants and internal auditors on a wide range of issues. His service on the compensation and audit committees of other publicly traded companies allows him to bring a wide range of experience and insights as part of his service on our Board.

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SELECTION CRITERIA AND QUALIFICATIONS OF DIRECTOR CANDIDATES

Frederic D. Sewell Director Nominee

Mr. Sewell, age 82, has served as a director since 2012. Mr. Sewell has extensive experience in the oil and gas industry, where he has had a distinguished career as an executive leader and a petroleum engineer. Mr. Sewell was the co-founder of Netherland, Sewell & Associates, Inc. (“NSAI”), a worldwide oil and gas consulting firm, where he served as the Chairman and Chief Executive Officer until his retirement in 2008. Mr. Sewell is presently the President and Chief Executive Officer of Sovereign Resources LLC, an exploration and production company that he founded.

Mr. Sewell has over 50 years of experience as a petroleum engineer. During his career with NSAI, Mr. Sewell established relationships with many of the leading energy firms in the United States and gained extensive knowledge of domestic and international oil and gas operations. Mr. Sewell managed the growth of NSAI, which he co-founded in 1969, into one of the most respected worldwide upstream petroleum consulting organizations in the world. Mr. Sewell brings expertise and extensive knowledge of petroleum engineering, the geology of North American oil and gas basins and the estimation of oil and gas reserves to our Board.

David W. Sledge Director

Mr. Sledge, age 60, has served as a director since 1996. Mr. Sledge has been the Chief Operating Officer of ProPetro Services, Inc. since 2012. Mr. Sledge was President and Chief Operating Officer of Sledge Drilling Company until it was acquired by Basic Energy Services, Inc. in 2007 and served as a Vice President of Basic Energy Services, Inc. from 2007 to 2009. He served as an area operations manager for Patterson-UTI Energy, Inc. from 2004 until 2006. From 2009 through 2011, and from 1996 until 2004, Mr. Sledge managed his personal investments in oil and gas exploration activities. Mr. Sledge was a director of Bois d’Arc Energy, Inc. from 2005 until its merger with Stone Energy Corporation in 2008. Mr. Sledge is a past director of the International Association of Drilling Contractors and is a past chairman of the Permian Basin chapter of this association.

Mr. Sledge is an experienced oil field executive who has managed and started drilling and oil field service companies during a career that spans more than 30 years. Mr. Sledge’s experience ranges from founding and directing the operations of a drilling rig business to serving as an executive manager for one of the largest drilling companies in the United States. Mr. Sledge has extensive contacts in the oil and gas industry, which, coupled with his oil field experience, makes him a valuable resource in understanding industry trends, operating practices and business prospects.

Jim L. Turner Director Nominee

Mr. Turner, age 71, has served as a director since 2014. Mr. Turner currently serves as principal of JLT Beverages, L.P., a position he has held since 1996. Mr. Turner is also Chief Executive Officer of JLT Automotive, Inc. Mr. Turner served as President and Chief Executive Officer of Dr. Pepper/Seven Up Bottling Group, Inc., from its formation in 1999 through 2005, when he sold his interest in that company. Prior to that, Mr. Turner served as Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner currently serves as a non-executive chairman of the board of directors for Dean Foods Company and as chairman of the board of trustees of Baylor Scott and White Health, the largest not-for-profit healthcare system in the state of Texas. He is also a director of Crown Holdings, Inc. and INSURICA.

Mr. Turner brings his extensive business experience as chairman and chief executive officer of a large corporation to the Board. Mr. Turner has valuable experience in business development, finance and mergers and acquisitions. Mr. Turner’s service as a director of two NYSE-listed companies, including his service as the chairman of the board and chairman of the compensation committee, provides substantial experience and insight to our Board.

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Corporate Governance

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted a set of corporate governance guidelines, a code of business conduct and ethics and a policy regarding the approval of related party transactions. These materials are available on our website at www.comstockresources.com, and are available upon written request to our Corporate Secretary.

Determinations of Director Independence

Under rules adopted by the NYSE, we must have a majority of independent directors on our Board. No Board member qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly, or as a partner, stockholder or officer of an organization that has a relationship with us). In evaluating each director’s independence, the Board considers all relevant facts and circumstances, relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, on the one hand, and us, our affiliates, or our executives, on the other. As a result of this review, the Board affirmatively determined that among the director nominees, Dr. Davis and Messrs. Foster, Lockett, Martin, Sewell, Sledge and Turner are independent from us and our management according to the NYSE’s rules. The Board evaluates independence on an on-going basis.

Board of Director Meetings and Committees

Our Board held five meetings during 2016. We have four standing committees: the audit committee, the compensation committee, the corporate governance/nominating committee and the executive committee. During 2016, the audit committee held six meetings, the compensation committee held three meetings, the corporate governance/nominating committee held one meeting and the executive committee held one meeting. None of our directors attended fewer than 75% of the Board and their respective committee meetings during 2016. All of our directors other than Director Lockett attended our 2016 annual meeting of stockholders and all are encouraged to attend the 2017 Annual Meeting.

Board Leadership Structure

The position of board chairman is filled by our Chief Executive Officer (the “CEO”). We believe this combined leadership structure is appropriate for us because our Chairman and CEO (i) conveys a singular, cohesive message to our stockholders, employees, industry partners and the investment community, (ii) eliminates any ambiguity as to who is accountable for our performance and (iii) is able to draw on his knowledge of our operations to provide the Board with leadership and properly focus discussions on the issues of greatest importance to the Company and our stockholders. Our directors and management team engage frequently and directly in the flow of information and ideas and we believe our combined leadership structure facilitates the quality, quantity and timeliness of the information flow and communication.

Since our board chairman is also a member of management, our Board has designated Mr. Cecil Martin, a non-management director, as “Lead Director.” The responsibilities of the Lead Director include:

•	Coordinating the scheduling of board meetings and preparation of agenda material for board meetings and executive sessions;

•	Defining the scope, quality, quantity and timeliness of the flow of information between management and the Board;

•	Chairing all meetings of non-management directors and of the executive committee;

•	Overseeing the process of hiring, firing, evaluating and compensating the CEO;

•	Approving the retention of consultants who report directly to the Board;

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CORPORATE GOVERNANCE

•	Facilitating communication between the directors and the CEO, and communicating the directors’ perspectives and consensus view to the CEO;

•	Assisting the Board and officers in assuring compliance with and implementation of our governance principles;

•	Leading the annual evaluation of the chairman;

•	Serving as an independent point of contact for stockholders wishing to communicate with the Board;

•	Acting as principal liaison between the independent directors and the CEO on sensitive issues; and

•	Leading the Board in anticipating and responding to crises.

Risk Oversight

One of the responsibilities of the Board, as a whole and through its committees, is to review and evaluate the processes in place to assess the major risks facing our Company and periodically review management’s assessment of the major risks as well as options for their mitigation. Our Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitates this oversight function. The information flow and communication throughout the year between our Board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in our business of exploring for and producing oil and natural gas. Also, our audit committee, among other duties, is charged with overseeing significant financial risk exposures and the steps management has taken to monitor, control and report such exposures and has compliance oversight responsibilities.

Adoption of Written Charters

The Board has in place charters for each of the audit committee, the compensation committee and the corporate governance/nominating committee. A copy of the charter for each committee is available on our website at www.comstockresources.com. The charters of these committees are also available upon written request to our Corporate Secretary.

Related Party Transactions

The Board has in place a written policy regarding the approval of related party transactions. At regularly scheduled audit committee meetings, management will recommend any related party transactions that are contemplated, and such transactions will require the audit committee’s approval. Generally, a “related party” is each of our executive officers, directors, nominees for director, any stockholder owning greater than five percent of our outstanding shares, including any immediate family member of each of the foregoing, and any entity owned or controlled by any of the foregoing. Transactions that are available to all of our employees generally or totaling less than $5,000 when aggregated with all similar transactions are excluded from the policy.

With respect to the standards applied by the audit committee when deciding whether to approve a related party transaction, the audit committee shall approve or ratify the transaction if it is on terms believed to be comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

There were no related party transactions in 2016.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised entirely of independent directors. None of the members of the committee during 2016 or as of the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company has served on the compensation committee or board of directors of any company that employed any member of the Company’s compensation committee or Board.

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CORPORATE GOVERNANCE

Stock Ownership Guidelines

The Company has stock ownership requirements for its directors and executive officers. The purpose of the ownership requirements is to further our goal of increasing stockholder value and to further align the interests of our directors and key executives with the interests of our stockholders. Satisfaction of the policy requires that individuals attain and retain holdings of our common stock with a cost basis equal to the following multiple of the individual’s compensation, defined as either a director’s cash retainer fee or an officer’s base salary:

•	5x for the CEO and President;

•	5x for non-employee directors; and

•	3x for all other executive officers.

An individual’s cost basis is equal to (1) his or her actual cost, in the case of purchases in the open market, (2) the fair market value of the shares at the date of exercise of stock options or stock appreciation rights, or (3) the fair market value of the shares at the date of vesting of restricted stock, restricted stock units or performance units. Each person’s stock ownership requirement will be adjusted annually each January 1 to reflect any changes in his or her retainer or base salary. For the purpose of counting the shares owned, only vested share equivalents under Company-sponsored plans will count as shares owned. Share equivalents will not include any amounts attributable to outstanding unexercised stock options or unvested equity awards.

Generally, individuals have a five-year period to attain their stock ownership requirements. At any time at which the individual’s stock ownership requirement has not been met, including during the initial five-year period to attain compliance, the individual will be required to retain at least 50% of “Net Shares” received upon vesting of restricted stock, restricted stock units and performance units. “Net Shares” are defined to include shares of common stock that are owned by the individual after shares are sold, swapped or traded to pay applicable withholding taxes. Subsequent to achieving the initial stock ownership requirement, all directors and executives are required to continuously maintain stock ownership at their specified levels.

If an individual does not meet the applicable ownership requirements, then he or she is subject to certain restrictions upon the vesting of equity awards, and may only dispose of shares for particular reasons set forth in the policy and upon receipt of permission for the transfer by the Corporate Secretary.

The policy provides a hardship exemption, for which an individual must submit a request to the Corporate Secretary, who will review the request with the CEO or the chairman of the corporate governance/nominating committee.

Upon our request, and at least annually, individuals subject to the ownership requirements are required to provide a schedule disclosing the number and cost basis of shares owned. The ownership requirements are administered by the Corporate Secretary. The Board may amend the ownership requirements in its sole discretion. Presently all of our directors and our executive officers have attained or exceeded their ownership requirements or are in their initial five-year period under this policy.

Hedging Policy

Our directors and executive officers are prohibited from entering into transactions in puts, calls and other derivative securities with respect to our securities on an exchange or in any other organized market as well as short sales of our securities. These types of transactions can hedge against decreases in our stock price and encourage risky behavior. We believe these activities are often perceived as involving insider trading and may focus the holder’s attention on our short-term performance rather than our long-term objectives.

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The Board of Directors and its Committees

Board Responsibilities

The primary responsibility of the Board is to exercise governance over the affairs of the Company and to establish delegations of authority to the Company’s management. It is also the Board’s responsibility, as a whole and through its committees, to provide oversight, counseling and direction to the Company’s management from the perspective of the long-term interests of the Company and its stockholders. The Board’s and its committees’ responsibilities include: (a) reviewing and approving the Company’s major financial objectives and strategic and operating plans and actions; (b) overseeing the conduct of the Company’s business to evaluate whether it is being properly managed; (c) regularly evaluating the performance of the CEO; (d) planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives; (e) setting the compensation of the Company’s executive officers; (f) overseeing the processes for maintaining the Company’s integrity with regard to its financial statements and other public disclosures; and (g) overseeing the Company’s compliance with laws and ethics as well as the Company’s compliance programs and policies.

The Board has instructed the CEO, working with the Company’s other executive officers, to manage the Company’s business in a manner consistent with all applicable laws and regulations, the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company.

Our directors monitor the Company’s business and affairs through Board and board committee meetings, background and informational materials, presentations provided to them on a regular basis, and meetings with officers and employees of the Company.

Board Committees

In addition to the executive committee, the Board has three committees which are composed entirely of independent directors. Membership of these committees is as follows:

Audit	Compensation	Corporate Governance/Nominating
Cecil E. Martin, Chair	David K. Lockett, Chair	David W. Sledge, Chair
Elizabeth B. Davis	Cecil E. Martin	David K. Lockett
Frederic D. Sewell	Jim L. Turner	Frederic D. Sewell

Each of these committees operates pursuant to a written charter which can be found in the “Corporate Governance” section of our website at www.comstockresources.com. As stated earlier, documents and information on our website are not incorporated herein by reference. These documents are also available in print from the Corporate Secretary, 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

The audit committee reviews and approves the Company’s financial statements and earnings releases, oversees the internal audit function and reviews the Company’s internal accounting controls. The audit committee oversees the implementation of the Company’s compliance policies and programs relating to the Company’s financial statements and monitors ongoing compliance matters and concerns. The audit committee also reviews related party transactions. The audit committee has the sole authority to appoint, review and discharge our independent registered public accountants. The Report of the Audit Committee begins on page 21 of this Proxy Statement.

The compensation committee is responsible for overseeing and approving the Company’s compensation programs including our non-employee director compensation program. It is also responsible for reviewing and approving the compensation plans and decisions for all executive officers. It also oversees and regularly reviews the compensation

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

program for all our employees and supervises the compensation and benefits policies and plans of the Company. The compensation committee frequently meets in executive sessions to discuss and approve compensation plans and decisions. The compensation committee is assisted in these matters by an independent compensation consultant, hired by and serving at the pleasure of the committee. A description of the committee’s role in determining executive compensation, including the CEO’s compensation, and its use of an independent compensation consultant, is contained in “Executive Compensation—Compensation Discussion and Analysis,” which appears on pages 24 – 36 of this Proxy Statement. A description of the committee’s role in determining non-employee director compensation is contained in “Director Compensation,” which appears on page 19 of this Proxy Statement.

The corporate governance/nominating committee is responsible for developing, overseeing, reviewing and monitoring compliance with the Company’s policies, programs and practices relating to corporate governance, including the Company’s corporate governance guidelines, and for evaluating and monitoring compliance with the Company’s policies, and making recommendations to the Board on various governance issues. The committee is also responsible for reviewing and recommending to the Board director nominees, recommending committee assignments and conducting an annual review of Board and committee effectiveness. The process for evaluating and nominating director nominees is described in “Director Selection Process” on page 10 of this Proxy Statement.

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Director Compensation

The compensation program for our non-employee directors has been developed by the compensation committee after consideration of the recommendations and competitive market data provided by its independent compensation consultant. In setting non-employee director compensation, the compensation committee considers the significant amount of time that our directors spend satisfying their duties to the Company and our stockholders, as well as the skill level required by our directors. The program has been approved by the Board. Employee directors receive no additional compensation for serving on our Board. The following sets out the components of the compensation program for our non-employee directors beginning in May 2016:

Annual Board Retainer	$83,000
Annual Equity Grant Value	$125,000
Lead Director Retainer	$37,000
Annual Committee Chair Retainer:
Audit Committee	$31,500
Compensation Committee	$20,750
Corporate Governance/Nominating Committee	$12,500

The following table sets forth the compensation of our non-employee directors for services during 2016:

Name of Director	Fees Earned or Paid in Cash	Equity Awards			Total
		Grant Date	Number of Restricted Shares (#)(1)	Grant Date Fair Value(1)
Elizabeth B. Davis	$ 83,000	June 7, 2016	5,000	$24,500	$107,500
David K. Lockett	$103,750	June 7, 2016	5,000	$24,500	$128,250
Cecil E. Martin	$151,500	June 7, 2016	5,000	$24,500	$176,000
Frederic D. Sewell	$ 95,500	June 7, 2016	5,000	$24,500	$120,000
David W. Sledge	$ 83,000	June 7, 2016	5,000	$24,500	$107,500
Jim L. Turner	$ 83,000	June 7, 2016	5,000	$24,500	$107,500
(1)	Shares vest one year from grant date of June 7, 2016 and had a grant date value of $4.90 per share.

The compensation committee reduced the value of the annual equity grant for independent directors in 2016 from $125,000 to $24,500 given the Company’s low share price in order to conserve shares available to award under the 2009 Long-term Incentive Plan.

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PROPOSAL 2	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2017

Ernst & Young LLP (“EY”) has served as the Company’s independent registered public accountants since 2004. The audit committee has appointed EY as independent registered public accountants for the Company for 2017, subject to the ratification of such appointment by the stockholders. A vote will be held on a proposal to ratify this appointment at the Annual Meeting. While there is no legal requirement that this proposal be submitted to stockholders, the Board believes that the selection of independent registered public accountants to audit the financial statements of the Company is of sufficient importance to seek stockholder ratification. In the event a majority of the votes cast is not voted in favor of the ratification of the appointment of EY, the audit committee will reconsider the appointment. Even if the selection is ratified, the audit committee, in its discretion, may elect a different independent registered public accounting firm at any time if the audit committee determines that such a change would be in the best interests of our Company and stockholders.

It is expected that representatives of EY will be present at the Annual Meeting and will be available to answer appropriate questions and discuss appropriate matters pertaining to the Report of Independent Registered Public Accounting Firm contained in the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. These representatives will have the opportunity to make a statement if they desire.

The fees billed by EY for services rendered for 2015 and 2016 are set out on page 22 of this Proxy Statement.

The Board recommends that stockholders vote “FOR” the ratification of this appointment.

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Audit-Related Matters

Report of the Audit Committee

The audit committee assists the Board in overseeing: (1) the integrity of Comstock’s financial statements; (2) Comstock’s compliance with legal and regulatory requirements; (3) the independence, qualifications and performance of Comstock’s independent registered public accounting firm; (4) Comstock’s performance of its internal audit function; (5) Comstock’s derivatives and hedging program; and (6) Comstock’s oil and natural gas reserves estimation process. The Board has made a determination that the members of the audit committee satisfy the requirements of the NYSE listing standards as to independence, financial literacy and experience. The Board also determined that Mr. Martin and Dr. Davis are “audit committee financial experts,” as defined by the rules of the SEC. The audit committee has in place a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities. The audit committee has set up a toll free ethics and compliance hotline managed by an independent third party. This hotline is available 24 hours a day, seven days a week, to enable employees to communicate concerns to management without fear of retaliation.

Management is responsible for the preparation, presentation and integrity of Comstock’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. Consistent with its oversight role, the audit committee met with EY with and without management present to discuss the results of their examinations, their evaluations of Comstock’s internal controls and the overall quality of the Company’s financial reporting.

In performing its oversight role, the audit committee has reviewed and discussed the audited financial statements with management and with EY. The audit committee recognizes the importance of maintaining the independence of Comstock’s independent registered public accounting firm. The audit committee discussed with EY the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, and received from EY the written disclosures and the letter concerning the independent registered public accounting firm’s independence required by PCAOB Rule 3526 and the federal securities laws administered by the SEC.

Based on the review and discussions referred to above, the audit committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2016 be included in the Annual Report on Form 10-K for the same fiscal year, for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting for Comstock and are not experts on auditor independence standards. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and Comstock’s registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of Comstock’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that EY is in fact independent. The independent registered public accounting firm is responsible for performing an audit of the financial statements and of management’s assessment of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board.

Submitted by the audit committee of the Board.

Cecil E. Martin, Chairman

Elizabeth B. Davis

Frederic D. Sewell

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AUDIT-RELATED MATTERS

Audit Committee Financial Experts

Our Board has determined that the chairman of our audit committee, Mr. Martin, and Dr. Davis both meet the qualifications of an “audit committee financial expert” as that term is used in SEC regulations.

Principal Accounting Firm Fees

The following table sets forth the fees billed or to be billed by EY, for services rendered for the years ended December 31, 2015 and 2016:

	2015	2016
Audit fees	$1,337,000	$1,455,000

No audit-related fees or fees related to tax services were billed by EY in 2015 or 2016. The audit committee performs an annual review and approves the scope of services and proposed fees of the Company’s principal accounting firm. Any projects not specifically included in this approval will be reviewed and approved in advance by the chairman of the audit committee and will be reviewed by the full audit committee at the next regularly scheduled meeting. The audit committee also considered whether the provision of services, other than audit services, is compatible with maintaining the accounting firm’s independence.

Pre-approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The audit committee requires the independent registered public accounting firm and management to report on the actual fees charged for each category of service at audit committee meetings throughout the year.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval authority from the chairman of the audit committee, who must report on such approvals at the next scheduled audit committee meeting. All 2016 audit and non-audit services provided by the independent registered public accounting firm were pre-approved by the audit committee.

22	COMSTOCK RESOURCES, INC. - 2017 Proxy Statement

PROPOSAL 3	PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables stockholders, on an advisory basis, to vote on whether they approve the compensation of our named executive officers (“NEOs”) as described in this Proxy Statement. This vote is commonly referred to as a “Say on Pay” vote. The Dodd-Frank Act requires an advisory vote to be conducted at least every three years. Our stockholders expressed a preference for an annual advisory vote at our annual meeting in 2011. In accordance with this preference, we are providing our stockholders the opportunity to cast an advisory vote to approve the compensation of our NEOs as described in this Proxy Statement.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis” (the “CD&A”) below, our executive compensation programs are designed to align the interests of our executive officers with the interests of our stockholders. Under these programs, our executive officers are rewarded for the achievement of specific annual, long-term corporate and strategic goals and the increase in stockholder value. Please read the CD&A beginning on page 24 for additional details about our executive compensation programs and the specific compensation of our NEOs.

The compensation committee continually reviews the compensation programs for the executive officers to ensure they achieve the desired goals of aligning the Company’s executive compensation structure with stockholders’ interests and current market practices. A significant part of our executive compensation is performance-based, linking pay to the Company’s operating results. Performance-based compensation made up a substantial portion of our CEO’s total compensation. The Company provides a significant part of executive compensation in long-term incentives (“LTI”) in the form of performance-based restricted stock units (“PSUs”), which are not earned unless performance targets are met or exceeded. We have used total shareholder return or “TSR” as the performance measure for PSUs awarded to date.

We are requesting your approval of the executive compensation for the NEOs as described in this Proxy Statement, including the CD&A and the compensation tables and the related disclosures. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs.

This Say on Pay vote is advisory, and therefore is not binding on the Company, the Board or the compensation committee. The final decision on the compensation and benefits of our executive officers remains with the Board and the compensation committee. However, the Board and the compensation committee value your opinion as a stockholder, and, to the extent there is any significant vote against the compensation of our NEOs, the Board and the committee will consider the stockholders’ concerns, and the committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote “FOR” the approval of the compensation of our NEOs as described in this Proxy Statement.

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Executive Compensation

Compensation Committee Report

The compensation committee determines the objectives for Comstock’s executive compensation and benefit programs and discharges the responsibilities relating to the compensation of Comstock’s executive officers. The specific duties of the compensation committee are set forth in its charter, which was adopted by the Board. The compensation committee has reviewed and discussed with management the CD&A contained on pages 24 through 36 of this Proxy Statement and, based upon this review and discussion, the committee recommended to the Board, and the Board approved, that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the compensation committee of the Board.

David K. Lockett, Chairman

Cecil E. Martin

Jim L. Turner

Compensation Discussion and Analysis

Comstock’s executive compensation programs are intended to align pay outcomes with performance achievements, grow stockholder value, attract and retain executive talent and support the Company’s business strategy. We believe that our executive compensation programs as currently designed align our executives’ pay with Company performance, stockholder expectations and prevailing market practices.

90% of the shares voted at last year’s annual meeting approved our 2015 executive compensation by supporting our “Say on Pay” proposal.

Key Compensation Program Features

•

Aligns pay and performance, using an annual incentive bonus plan that is based entirely on achieving financial performance goals and by providing a portion of our LTI equity awards in PSUs based on relative TSR versus our peer group

•

Market competitive, by benchmarking compensation against a peer group of appropriately sized oil and gas exploration and production companies and by using similar pay practices that directly reflect the practices of this peer group

•

Incorporates stockholder interests, by aligning pay with stockholder value creation, holding discussions with large stockholders to obtain their feedback on our compensation programs and implementing many of their suggestions

•

Employs best practices in corporate governance, including adopting stock ownership guidelines, clawback and anti-hedging policies and eliminating excise and other tax gross ups in our compensation plans

•	Governed by independent directors that are advised by independent consultants

Company Performance

2016 was a difficult year for us where low oil and gas prices continued to drain our liquidity. We took steps to protect our liquidity by limiting our spending and requiring our employees to forego bonuses that were earned in 2015. Despite the limited capital spending, our Haynesville shale results continued to improve. The strong performance of our Haynesville shale wells drove the 47% growth we had in proved oil and natural gas reserves in 2016. The successful debt exchange we completed in September 2016 allowed us to restart our drilling program in the fourth quarter of 2016, which we expect

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will generate growth in 2017, resulting in continued improvement in our financial position. Because of the actions we undertook throughout 2016 to protect and enhance our liquidity, we are back in a position to invest in our high return Haynesville program.

In 2015 and 2016, we retired $237 million of our debt. Most importantly, we completed an exchange with the holders of our bonds which resulted in a reduction in our annual cash interest burden and allows us to elect to pay additional interest in-kind in the future. The holders of 98% of our bonds participated in the par for par exchanges. In the subsequently called special meeting of our stockholders, 98% of the stockholders also approved the future issuance of shares of common stock for the convertible notes issued in the exchange transaction and the path forward we chose for the Company. The future conversion of these notes will de-lever the balance sheet and set us up to refinance our remaining debt at lower interest costs in the future.

We are optimistic about 2017 after the difficulties of the last two years. We have a high degree of confidence that our Haynesville shale assets will provide us the means to achieve strong growth in 2017. Our enhanced completion design has transformed the Haynesville shale into one of North America’s highest return natural gas basins and our acreage position gives us over 700 operated locations. We also entered into a new Haynesville drilling joint venture with a large utility in January 2017, which we can use to acquire additional acreage and grow our inventory of drilling locations. Our natural gas focused Haynesville shale drilling program is expected to provide substantial growth to our production, revenue and cash flow in 2017. Our low cost structure is expected to further improve with new low cost Haynesville shale production.

Our board took appropriate actions in 2015 and 2016 to protect our liquidity and the interests of all of our stakeholders. In 2015 and 2016 we froze salaries and staff levels. Under our 2015 Annual Incentive Plan, our executives earned a 124% payout of target awards based on achievements of our successful Haynesville shale drilling program. Our board decided that no bonuses should be paid for 2015, so these awards were forfeited. Our board also limited the awards of long-term equity awards made in 2016 to our executive officers and independent directors in order to preserve shares available under our long-term incentive plan. As the Company is again ramping up its drilling activity in 2017, the compensation committee is returning to our established pay for performance compensation plans in order to insure employee retention as activity is increasing in the energy sector.

Compensation Program Objectives

Our compensation committee has responsibility for establishing and administering the compensation objectives, policies and plans for our executive officers. The compensation program and the executive officers’ compensation are determined by the compensation committee. The committee bases its decisions concerning specific compensation elements and total compensation paid or awarded to our executive officers on several different objectives, which include:

•	Providing compensation that is competitive with the compensation of companies that have operations similar to us and are in similar markets for executive talent;

•	Encouraging focus on both short-term and long-term performance, promoting stockholder value through strategic business decisions and the achievement of performance objectives;

•	Providing performance-based incentive compensation intended to vary with company and individual performance, while appropriately moderating the impact of the cyclical nature of our business; and

•

Facilitating ownership of our common stock by our executive officers through equity-based incentives so that management’s interests are closely aligned with those of stockholders in terms of both risk and reward.

Our executive team, led by M. Jay Allison, our CEO, and Roland O. Burns, our President and Chief Financial Officer, is highly regarded in the industry. The long tenure of Messrs. Allison and Burns leading our company is a key factor in driving stockholder value. The committee believes it is critical to continually invest in retaining this leadership team, and reward them for performance. Their experience is particularly critical at this time as we continue working through a period of low oil and natural gas prices. The executive team’s compensation will reflect our performance when measured against these objectives.

Our compensation committee held three meetings during 2016 and it has met three times during the first quarter of 2017. In February 2017, the achievement of performance-based annual incentives for 2016 was reviewed and approved and the 2017 LTI awards were approved. In March 2017, the compensation committee report and the CD&A were approved as well as the performance goals for the 2017 Annual Incentive Plan.

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EXECUTIVE COMPENSATION

Compensation Components

The purpose and key features of each component of our executive compensation program are summarized below:

Component	Objective	Key Features
Base salary	Reflects each executive’s level of responsibility, leadership, tenure, and contribution to the achievement of the Company’s business objectives and is designed to be competitive with our peer group	Fixed compensation that is reviewed annually and adjusted as appropriate.

Annual incentive award	Measures and rewards achievement of short-term performance goals that apply to the annual business plan

Performance-based cash incentives made up 100% of our executive officers’ 2016 annual incentive awards and were based on the achievement of pre-established performance goals. The performance goals are established and target awards are approved during March for each year. A target award is established, as well as threshold performance and maximum performance award levels.

Performance-based restricted stock unit awards (PSUs)	Aligns the long-term interests of our executive officers with our stockholders by determining the number of shares earned for each performance period by our TSR in comparison to the peer group	Performance-based LTI awards represent 25% to 50% of our executive officers’ LTI awards. The ultimate number of units earned is based on the achievement of our TSR relative to the peer group.

Restricted stock awards

Motivates our executive officers to achieve our business objectives by tying incentives to the performance of our common stock over the long term; motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods of high commodity price volatility

Restricted stock awards which vest over three years under which the ultimate value realized varies with our common stock price. Restricted stock awards represent 50% to 75% of our executive officers’ LTI awards.

Executive Life Insurance Program	Provides life insurance protection and retirement savings for our executive officers	The Company’s contributions each year equal 5% of each executive’s salary and prior year’s bonus, used to purchase life insurance coverage.

Employment Agreements	Provide industry appropriate post-termination compensation in certain circumstances to our CEO, President and Chief Operating Officer

Employment agreements reflect current governance standards. Severance benefits related to a change in control require that the executive’s employment has been involuntarily or constructively terminated (“double trigger”). There are no golden parachute excise tax or other tax “gross-ups”.

Other Benefits	401(k) Plan participation and employee welfare plan programs designed to be competitive in recruiting and retaining employees	Our executive officers participate in the retirement and welfare plan programs on the same terms as all other employees.

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The compensation committee has not established formal policies or guidelines with respect to the mix of base salary, annual cash bonus and stock-based awards to be paid or awarded to the executive officers. In general, the compensation committee believes that a greater percentage of the compensation for our executives should be stock-based awards and should be based on individual and overall corporate performance to align the interests of our executives with our stockholders.

Roles and Responsibilities

In 2016, the compensation committee and the Board made all compensation decisions for the Company’s executive officers including the CEO. The committee retained Meridian Compensation Partners, LLC (“Meridian”) to review our compensation program including peer benchmarking analysis to assess the competitiveness of our compensation levels, design, practices and processes. Meridian is an independent compensation consulting firm and does not provide any other services outside of matters pertaining to executive and director compensation and related corporate governance matters. Meridian reports directly to the compensation committee, which is the sole party responsible for determining the scope of services performed, the directions given regarding the performance of those services, and the approval of the payment of invoices for those services.

The compensation committee has the sole authority to retain or terminate its compensation consultant. The compensation consultant’s role with the Company is limited to executive compensation matters and no such services are performed unless at the direction of and with the approval of the committee. In connection with its engagement of Meridian, the committee considered various factors bearing on their independence, including the amount of fees paid by the Company in 2016 and the percentage of total revenues they represented; their policies and procedures for preventing conflicts of interest and compliance therewith; any personal and business relationship of any of their personnel with any of our compensation committee members or executive officers; and their policies prohibiting stock ownership by their personnel engaged in any Company matter and the compliance therewith. After reviewing these factors, the compensation committee determined that Meridian is independent and that their engagement did not present any conflict of interest.

Determining Market Compensation

Peer Group

Meridian assisted our compensation committee by making recommendations regarding market compensation. This included recommending an appropriate peer group against which to benchmark our executives’ compensation. Selection of the companies within the peer group was based not only upon the total revenue and market capitalization of companies within the exploration and production industry, but also the core areas in which the companies compete and the complexity of their operations.

For 2016, the peer group companies were:

Approach Resources Inc.	Eclipse Resources Corporation	Parsley Energy Corporation
Bill Barrett Corporation	Jones Energy, Inc.	PDC Energy, Inc.
Bonanza Creek Energy, Inc.	Laredo Petroleum, Inc.	Rex Energy Corporation
Callon Petroleum Holdings, Inc.	Matador Resources, Inc.	Stone Energy Corporation
Carrizo Oil & Gas, Inc.	Oasis Petroleum, Inc.	Ultra Petroleum Corp.

The composition of our peer group is reviewed each year and may change based on business combinations, asset acquisitions and/or sales, and other types of transactions that cause peer companies to no longer exist or no longer be comparable.

Benchmarking Compensation

On an annual basis, the compensation of our executives and all our employees are benchmarked against our peer group and reviewed for market competitiveness. Meridian compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. Peer benchmarking is only one of many

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EXECUTIVE COMPENSATION

considerations used to determine market compensation. Meridian also provided the compensation committee with compensation data from the 2016 North America Oil and Gas Exploration & Production Compensation Survey, administered by Meridian (data effective as of June 1, 2016).

Determination of Base Salaries

Base salaries for executive officers are based on each individual’s responsibilities, experience and performance, taking into account among other things, the individual’s initiative, contributions to our overall performance, managerial ability and handling of special projects. These same factors are applied to establish base salaries for other key management employees. Base salaries for executive officers generally are reviewed annually for possible adjustment. The compensation committee determines the base salary of our executive officers including the CEO. No salary adjustments were made for 2016 due to the industry conditions.

Determination of Annual Incentives

Annual cash bonuses are provided to promote achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis. All of our full-time employees participate in an annual bonus plan. In 2012, the compensation committee adopted the performance bonus plan, the 2012 Incentive Compensation Plan (the “Annual Incentive Plan”), for the CEO and President. Beginning in 2014, all of our executive officers were included in the Annual Incentive Plan. Annual bonus awards are paid from a performance-based bonus pool that will allow for full tax deductibility of the bonuses paid under Section 162(m) of the Internal Revenue Code.

The compensation committee set the funding for the 2016 performance-based bonus pool at 10% of the Company’s EBITDAX (earnings before interest, tax, depreciation, amortization and exploration expense), a measure of profitability that is commonly used within the oil and gas exploration and production industry. Individual bonus awards were determined through the Annual Incentive Plan based on the achievement of financial, strategic and operational objectives. In March 2016, the compensation committee approved target bonus opportunities for the executive officers, expressed as a percentage of their annual base salary. The bonus targets were determined based on the results of Meridian’s competitive benchmarking analysis, and are reviewed annually.

The 2016 threshold, target, and maximum bonus opportunities for our NEOs that were established by the compensation committee were as follows:

Position	Threshold	Target	Maximum
	(Percentage of Annual Base Salary)
CEO	50%	100%	200%
President	45%	90%	180%
Chief Operating Officer	40%	80%	160%
General Counsel	30%	60%	120%
Vice President of Corporate Development	30%	60%	120%

The executives had the opportunity to earn bonus awards within a range of 0% to a maximum of 200% of their target bonus opportunity, based on the Company’s performance relative to pre-determined bonus components and goal levels.

For 2016, the bonus components and goal levels were as follows:

	Weighting	Threshold	Target	Maximum
Improvement to Operating Efficiency	20%	10%	20%	30%
Improvement to Capital Efficiency	20%	10%	20%	30%
Reserve Replacement	20%	75%	100%	125%
Other Key Objectives	40%
* Total Shareholder Return (TSR) Relative TSR to Peer Group
* Enhancing Liquidity
* Leadership Development
* Execution of Strategic Plan

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Each bonus component was weighted and up to 50% of the weighted portion of target bonus could have been earned for achievement of the threshold goal level; up to 100% could have been earned for achievement of the target goal level; and up to 200% could have been earned for achievement of the maximum goal level. For performance between the threshold, target and maximum goal levels, weighted bonus contributions were determined using straight-line interpolation. If performance for a bonus component was below the threshold goal level, no bonus was earned for that bonus component.

The Company’s achievement of the defined performance goals in 2016 was as follows:

	Achievement	% of Target
Improvement to Operating Efficiency	11%	60%
Improvement to Capital Efficiency	90%	200%
Reserve Replacement	692%	200%
Other Key Objectives	Exceeded Target	150%

Based on the achievement of goals in 2016, our executives earned payouts of 142% of their target awards.

Long-term Incentive Awards

Our executives are eligible to receive long-term incentive awards under our stockholder approved 2009 Plan, which allows the compensation committee to select from among a variety of award vehicles to make individual awards. The committee believes long-term incentive awards align the interests of the executives with the interests of our stockholders, provide competitive total compensation opportunities and support the attraction and retention of key talent.

Restricted stock awards typically vest over three years. One-third of the PSUs granted could be earned based on the Company’s TSR performance relative to a peer group in each of one-, two- and three-year performance periods. The use of three performance periods allows us to properly manage the shares available for such awards under the 2009 Plan.

During February 2016, the compensation committee approved LTI awards to the executives including PSUs and restricted stock. In making decisions concerning these awards, the committee considered competitive benchmarking data, the performance of the Company, individual performance, and other factors the committee deemed relevant. The following table reflects the LTI awards made in February 2016 to our NEOs:

	Restricted Stock Awards	PSU Awards
	(Shares)	(Units)
CEO	74,845	24,949
President	43,632	14,544
Chief Operating Officer	21,875	7,292
General Counsel	6,875	2,292
Vice President of Corporate Development	5,469	1,823

To determine the PSUs earned, the committee certifies our TSR relative percentile. The number of shares that may be earned ranges from 0% to 200% of the target PSUs granted. If our relative TSR performance is less than the 20th percentile, none of the PSUs are earned. If our relative TSR performance is the 50th percentile, 100% of the target PSUs are earned. If our relative TSR performance is at least the 90th percentile, 200% of the target PSUs are earned. Earned PSUs are interpolated between threshold, target and maximum performance. The executive’s earned PSUs, as certified annually, are delivered to him in the form of shares of restricted stock, which vest only if the executive remains employed following the end of the three-year performance period. The restricted stock vests over three years, one-third per year from the date of grant.

The Company’s TSR performance in 2016 resulted in one-third of the PSU grants awarded in 2014, 2015 and 2016 being forfeited by the Company’s executive officers. The remaining 2015 PSUs could be earned based on the Company’s relative TSR performance against its peer group for the remaining performance period of January 1, 2015 through

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EXECUTIVE COMPENSATION

December 31, 2017. The remaining 2016 PSUs could be earned based on the Company’s relative TSR performance for the remaining performance periods of January 1, 2016 through December 31, 2017 and January 1, 2016 through December 31, 2018.

Executive Life Insurance Plan

We have an executive life insurance plan for our executive officers. The purpose of this plan is to provide additional life insurance protection to our executive officers and savings for their retirement. Under this plan, we contribute five percent of each participant’s annual cash compensation to purchase a variable universal life insurance policy. Each participant directs the investment of the policy’s cash values among a selection of mutual funds offered by the carrier. During employment, the participants may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but have no other rights of ownership in the policy. Upon a participant’s termination of employment, the policy will be transferred to the participant. Contributions to this plan totaled $166,825 in 2016.

Other Benefits

Our executive officers receive medical, group life insurance and other benefits including matching contributions under our 401(k) plan that are available generally to all of our salaried employees over 21 years of age. We have no defined benefit retirement plans for any of our employees.

Other Matters Affecting Our Executive Compensation

Limitation on Income Tax Deduction for Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate income tax deduction for compensation paid to each executive officer, other than the Chief Financial Officer, shown in the summary compensation table to $1 million, unless the compensation is “performance-based compensation” and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance stockholder value. The committee also attempts to structure compensation programs that are tax-advantageous to us to the extent the programs are consistent with our compensation philosophy. Awards of time-vested restricted stock and certain forms of cash compensation do not qualify under Section 162(m). Awards under our Annual Incentive Plan and awards of PSUs are intended to qualify as “performance-based compensation.”

Risk and Our Employee Compensation Program

The compensation committee reviewed the possible relationship between risk and our incentive compensation program for all employees. The compensation committee believes that there are no compensation incentives which encourage excessive risk and are reasonably likely to have a material adverse effect on the Company. The design of our incentive compensation program, which seeks to eliminate any excessive risks, includes (1) basing cash bonuses on the achievement of our business objectives of increasing stockholder value by growing production and reserves on a profitable basis, (2) the vesting of restricted stock awards annually over three years, (3) the use of equity as a significant portion of incentive compensation, and (4) stock ownership and retention requirements for our officers.

Clawback Provisions

Our CEO and President and Chief Financial Officer are currently subject to the forfeiture of bonuses and profits stipulated by Section 304 of the Sarbanes Oxley Act of 2002. In addition, the compensation committee adopted a recoupment policy during 2012 which would allow us to recoup excess incentive compensation from current or former executives at the vice president level or above who received incentive-based compensation during the three year period preceding the date on which we are required to prepare a financial restatement. This policy applies to incentive compensation granted on or after December 1, 2012. Our compensation committee will adopt provisions consistent with the requirements of the Dodd-Frank Act when final regulatory guidance is issued by the SEC.

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Summary Compensation Table

The following table reflects the elements of compensation earned by our named executive officers under our executive compensation programs.

Salary: Values shown represent the base salary earnings of the named executive officers.

Bonus: Values reflect the discretionary cash bonus earned by the named executive officers.

Grant Date Fair Value of Stock Awards: This column represents the grant date fair value of grants of restricted stock and PSUs.

Non-Equity Incentive Plan Compensation: This column represents the cash bonus earned under the Company’s Annual Incentive Plan.

Non-Qualified Deferred Compensation Earnings: This column reflects “above market” earnings on non-qualified deferred compensation plans. This is the difference between (i) actual earnings on the cash surrender values of universal life insurance policies owned by us insuring each executive under our Executive Life Insurance Plan, and (ii) market interest rates, as determined pursuant to the SEC’s rules.

All Other Compensation: This column represents the value of the additional benefits provided by us that include the employer match under our 401(k) plan, life insurance premiums paid by us for the benefit of certain executive officers and incremental costs incurred for personal use of our corporate aircraft.

Name and Principal Position	Year	Salary		Grant Date Fair Value of Stock Awards(1)		Non-Equity Incentive Plan Compensation		Non-Qualified Deferred Compensation Earnings		All Other Compensation(2)		Total
M. Jay Allison Chief Executive Officer	2016 2015 2014	$ $ $	802,000 802,000 802,000	$ $ $	590,033 2,174,994 2,444,401	$ $	1,139,081 — 505,260	$ $	115,162 — 78,490	$ $ $	201,495 161,692 138,817	$ $ $	2,847,771 3,138,686 3,968,968
Roland O. Burns President and Chief Financial Officer	2016 2015 2014	$ $ $	543,500 543,500 543,500	$ $ $	343,966 1,267,934 1,425,908	$ $	694,740 — 308,165	$ $	57,345 — 19,571	$ $ $	141,362 105,097 49,193	$ $ $	1,780,913 1,916,531 2,346,337
Mack D. Good Chief Operating Officer(3)	2016 2015 2014	$ $	375,000 281,250 —	$ $	172,450 1,445,000 —		$426,090 — —		— — —	$ $	34,650 15,900 —	$ $	1,008,190 1,742,150 —
D. Dale Gillette Vice President of Legal and General Counsel	2016 2015 2014	$ $ $	346,000 346,000 346,000	$ $ $	54,200 199,786 222,727	$ $	294,854 — 130,788	$ $	4,457 — 9,644	$ $ $	15,900 15,900 15,600	$ $ $	715,411 561,686 724,759
Blaine M. Stribling Vice President of Corporate Development	2016 2015 2014	$ $ $	260,000 260,000 260,000	$ $ $	43,114 158,921 161,987	$ $	221,567 — 98,280	$ $	5,273 — 1,192	$ $ $	15,900 15,900 15,600	$ $ $	545,854 434,821 537,059
(1)	The amounts in this column represent the aggregate grant date fair value of restricted stock grants and grants of PSUs.

(2)

All other compensation includes the Company matching contributions under our 401(k) Profit Sharing Plan for each executive officer. In addition, Mr. Allison’s other compensation includes life insurance premiums of $127,057, $124,644 and $123,217 for 2016, 2015 and 2014, respectively and $58,538 and $21,148 for the Company’s incremental costs for personal aircraft use for 2016 and 2015, respectively. Mr. Burns’ other compensation includes life insurance premiums of $39,991, $37,778 and $33,593 for 2016, 2015 and 2014, respectively and $94,002 and $51,419 for the Company’s incremental costs for personal aircraft use for 2016 and 2015, respectively. Mr. Goods’ other compensation includes $18,750 in life insurance premiums paid by the Company in 2016. Except for these amounts, perquisites provided by us to executive officers did not exceed $10,000 for 2014, 2015 and 2016 and they are accordingly excluded from this table.

(3)	Mr. Good rejoined the Company in March 2015 following a brief retirement.

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Option Exercises and Stock Vested

There were no stock options exercised during 2016. The following table sets forth certain information with respect to the value of restricted stock and performance share units which vested during the year ended December 31, 2016.

	Restricted Stock		Performance Share Units
Name and Principal Position	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting
M. Jay Allison Chief Executive Officer	63,739	$525,675	—	—
Roland O. Burns President and Chief Financial Officer	29,162	$231,687	—	—
Mack D. Good Chief Operating Officer	16,667	$65,001	—	—
D. Dale Gillette Vice President of Legal and General Counsel	4,443	$34,300	—	—
Blaine M. Stribling Vice President of Corporate Development	3,357	$25,735	—	—

Grants of Plan-Based Awards in Fiscal Year 2016

In March 2016, the compensation committee made the following awards under the Annual Incentive Plan to the NEOs:

Name and Principal Position	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
	Threshold	Target	Maximum
M. Jay Allison Chief Executive Officer	$401,000	$802,000	$1,604,000
Roland O. Burns President and Chief Financial Officer	$244,575	$489,150	$978,300
Mack D. Good Chief Operating Officer(1)	$150,000	$300,000	$600,000
D. Dale Gillette Vice President of Legal and General Counsel	$103,800	$207,600	$415,200
Blaine M. Stribling Vice President of Corporate Development	$78,000	$156,000	$312,000
(1)	Mr. Good rejoined the Company in March 2015 following a brief retirement.

The threshold, target and maximum amounts represent the potential amount payable under the Annual Incentive Plan based upon achievement of the performance goals established for 2016.

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In February 2016, the compensation committee also made the following equity-based awards under the 2009 Plan to the NEOs:

		Restricted Stock (Shares)	Estimated Future Payouts Under Equity Incentive Plan Awards (Units)(2)			Grant Date Fair Value of Stock Awards(3)
Name and Principal Position	Grant Date	Number of shares of Stock(1)	Threshold	Target	Maximum
M. Jay Allison Chief Executive Officer	February 9, 2016	74,845	12,475	24,949	49,898	$590,033
Roland O. Burns President and Chief Financial Officer	February 9, 2016	43,632	7,272	14,544	29,088	$343,966
Mack D. Good Chief Operating Officer	February 9, 2016	21,875	3,646	7,292	14,584	$172,450
D. Dale Gillette Vice President of Legal and General Counsel	February 9, 2016	6,875	1,146	2,292	4,584	$54,200
Blaine M. Stribling Vice President of Corporate Development	February 9, 2016	5,469	912	1,823	3,646	$43,114
(1)	The restricted stock grants vest one third on each of February 9, 2017, 2018 and 2019.

(2)

This amount represents PSUs granted under our 2009 Plan. PSUs represent the right to receive, upon settlement of the PSUs after the completion of a vesting period, a number of shares of our common stock that may be from zero to two times the number of PSUs granted on the award date, depending on the extent to which our performance criteria have been achieved. The performance criteria for the PSUs are based on the relative ranking of our TSR for the performance period and the TSR of certain peer companies for the performance period. The PSUs can be earned one third annually over three performance periods, one year ending December 31, 2016, two years ending December 31, 2017 and three years ending December 31, 2018. The PSUs vest after three years of service to the Company.

(3)

The grant date fair value of restricted stock awards was based upon the closing price for the Company’s stock on February 9, 2016 of $5.55 per share. The grant date fair value of PSUs was determined to be $7.00 per unit. The grant date fair value of PSUs was computed based on the target award levels. Total PSU awards in 2016 were 60,015, units with a target value of $420,105.

33	COMSTOCK RESOURCES, INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of outstanding equity awards held by our named executives at December 31, 2016. There were no stock option awards outstanding.

Stock Awards
Name and Principal Position	Year of Vesting	Number of Shares of Stock That Have Not Vested(#)	Market Value of Shares of Stock That Have Not Vested(1)		Number of Equity Incentive Awards That Have Not Vested(#)(2)	Market Value of Equity Incentive Awards That Have Not Vested(3)
M. Jay Allison Chief Executive Officer	2017 2018 2019	41,884 39,816 24,949	$ $ $	412,558 392,188 245,748	— 33,302 24,949	$ $	— 328,025 245,748
Roland O. Burns President and Chief Financial Officer	2017 2018 2019	24,418 23,211 14,544	$ $ $	240,517 228,628 143,258	— 19,414 14,544	$ $	— 191,228 143,259
Mack D. Good Chief Operating Officer	2017 2018 2019	23,957 23,960 7,292	$ $ $	235,976 236,006 71,826	— — 7,292	$	— — 71,826
D. Dale Gillette Vice President of Legal and General Counsel	2017 2018 2019	4,037 3,658 2,292	$ $ $	39,764 36,031 22,576	— 3,060 2,292	$ $	— 30,141 22,575
Blaine M. Stribling Vice President of Corporate Development	2017 2018 2019	3,185 2,910 1,823	$ $ $	31,373 28,664 17,957	— 2,434 1,823	$ $	— 23,975 17,957
(1)	Market value was based on the closing price for our common stock on the last trading day of 2016 of $9.85 per share.

(2)	This column represents the number of outstanding earned and unearned PSUs at the target award levels.

(3)

This column represents the payout value for the PSUs which were earned but not vested and the projected pay out values of unearned PSUs. The projected payout values are determined by multiplying the shares earned or the target number of shares for unearned PSUs by $9.85, the closing price of our common stock on the last trading day of 2016. The actual payout for unearned PSUs will depend upon our actual performance compared to our peer group’s performance at the end of each performance period and the price of our common stock on the date on which the payouts occur.

Nonqualified Deferred Compensation

Under our Executive Life Insurance Plan, we contribute annually five percent of each executive’s annual cash compensation to purchase a variable universal life insurance policy on his life. During employment, he may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but has no other rights of ownership in the policy. Upon his having attained four years of service and electing retirement, or upon a change in control, the policy is transferred to him. No withdrawals or distributions were made during 2016.

The following table sets forth certain information with respect to the non-qualified deferred compensation of the named executives in 2016:

Name and Principal Position	Company Contributions(1)	Aggregate Earnings (Losses)(2)	Aggregate Balance at End of Year
M. Jay Allison Chief Executive Officer	$40,100	$186,367	$2,637,228
Roland O. Burns President and Chief Financial Officer	$27,175	$93,134	$1,325,516
D. Dale Gillette Vice President of Legal and General Counsel	$17,300	$11,466	$259,616
Blaine M. Stribling Vice President of Corporate Development	$13,000	$6,886	$59,745
(1)	Company contributions have not been included in the Summary Compensation Table for this or any prior years.

(2)	Above market portion of the aggregate earnings has been included in the Summary Compensation Table in each year.

COMSTOCK RESOURCES, INC. - 2017 Proxy Statement	34

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

Employment Agreements

We have employment agreements with our CEO, President and Chief Operating Officer. The employment agreements provide that our CEO, President and Chief Operating Officer will maintain the confidentiality of our confidential and proprietary information for as long as the information is not publicly disclosed. These agreements include separate provisions wherein our CEO, President and Chief Operating Officer will receive certain prescribed benefits based upon changes in their employment status or in the event of a change in control. The compensation committee believes that it is in our best interests as well as the best interests of our stockholders to offer such benefits to these executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The compensation committee believes that providing change in control benefits to senior executives allows them to evaluate objectively whether a potential change in control transaction is in the best interest of our stockholders, without having to be concerned regarding their future employment. It allows them to focus on the negotiations during such a transaction when we would require thoughtful leadership to ensure a successful outcome.

A “change in control” is defined to include a variety of events, including significant changes in stock ownership, changes in our Board, certain mergers and consolidations, and the sale or disposition of all or substantially all of our consolidated assets.

Potential Payments Upon Termination

Under the employment agreements, we are required to provide compensation to these officers in the event we terminate the executive’s employment without cause or the executive terminates his employment with good reason, including assignment of duties inconsistent with his position or requiring him to be based at another location. If the executive dies, the agreements provide for payment of six months of annualized total compensation (current base salary and target bonus) to the executive’s estate. The agreements provide for the payment of severance benefits if the executive’s employment is terminated by us without cause or by the executive for good reason (other than within twelve months following a change in control) in an amount equal to 150% of the sum of his then current salary and most recent bonus, plus a payment equal to the cost of continued medical benefits for eighteen months. If there is a change in control and, within twelve months thereafter, the executive terminates his employment for good reason or if the executive’s employment is terminated by us without cause, the severance benefit payable to the executive is 299% of the sum of his base salary and highest annual bonus plus a payment equal to the cost of continued medical benefits for eighteen months.

The following tables quantify compensation that would become payable under the employment agreements and other arrangements if the NEO’s employment had terminated on December 31, 2016, based on, where applicable, our closing stock price on that date. Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different. Under the 2009 Plan, unvested equity awards will vest for all employees in the event of a change in control or in the event of death or disability. This is reflected in the table “Termination Following a Change in Control” in the “Value of Unvested Stock Awards.” Under our Executive Life Insurance Plan, the NEOs are entitled to receive a distribution of the life insurance policies insuring their lives in the event of termination of employment. This is reflected in the table below in the “Present Value of Deferred Compensation Benefits.”

35	COMSTOCK RESOURCES, INC. - 2017 Proxy Statement

EXECUTIVE COMPENSATION

Involuntary Termination Without Cause or Termination With Good Reason

Name and Principal Position	Salary(1)	Bonus(2)	Present Value of Deferred Compensation Benefits	Continuation of Health Benefits(3)
M. Jay Allison Chief Executive Officer	$1,203,000	—	$2,637,228	$66,285
Roland O. Burns President and Chief Financial Officer	$815,250	—	$1,325,516	$66,285
Mack D. Good Chief Operating Officer	$562,500	—	—	$66,285
D. Dale Gillette Vice President of Legal and General Counsel	—	—	$259,616	—
Blaine M. Stribling Vice President of Corporate Development	—	—	$59,745	—
(1)	Amount equal to 150% of annual base salary.

(2)	Amount equal to 150% of annual bonus.

(3)	Amount equal to the cost of continued medical and dental coverage for 18 months.

Termination Following a Change in Control

Name and Principal Position	Salary(1)	Bonus(2)	Present Value of Deferred Compensation Benefits	Continuation of Health Benefits(3)	Value of Unvested Stock Awards(4)
M. Jay Allison Chief Executive Officer	$2,397,980	$11,960,000	$2,637,228	$66,285	$1,624,267
Roland O. Burns President and Chief Financial Officer	$1,625,065	$3,976,700	$1,325,516	$66,285	$946,890
Mack D. Good Chief Operating Officer	$1,121,250	$2,137,850	—	$66,285	$615,634
D. Dale Gillette Vice President of Legal and General Counsel	—	—	$259,616	—	$151,087
Blaine M. Stribling Vice President of Corporate Development	—	—	$59,745	—	$119,926
(1)	Amount equal to 299% of annual base salary.

(2)	Amount equal to 299% of highest bonus paid during the employee’s tenure with the Company.

(3)	Amount equal to the cost of continued medical and dental coverage for 18 months.

(4)	The value of the stock awards is based on our December 31, 2016 closing stock price of $9.85 per share. Unearned PSU awards are assumed to achieve maximum award performance.

COMSTOCK RESOURCES, INC. - 2017 Proxy Statement	36

PROPOSAL 4	ADVISORY VOTE REGARDING THE FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

As a result of the Dodd-Frank Act, we are required to provide a separate stockholder advisory vote on the frequency of future stockholder advisory votes approving the compensation of our named executive officers. We are also seeking your input with regard to the frequency of future stockholder advisory votes on our executive compensation programs. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year. We ask that you support a frequency period of every three years for future non-binding stockholder votes on compensation of our named executive officers. An advisory vote every three years will be the most effective timeframe for us to respond to stockholders’ feedback and provide us with sufficient time to engage with stockholders to understand and respond to the vote results. We also believe a vote every three years would more closely align with the multi-year performance measurement cycle we use to reward long-term performance. Our executive compensation programs are based on our long-term business strategy, which is more appropriately reflected within a three year timeframe.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

Because this vote is advisory and not binding on the Board of Directors, the Board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders in the advisory vote.

The Board of Directors unanimously recommends a vote for EVERY THREE YEARS as the frequency with which stockholders are provided an advisory vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

37	COMSTOCK RESOURCES, INC. - 2017 Proxy Statement

Other Business

The Board does not know of any business that will properly come before the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxies.

Additional Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who own more than 10% of our common stock to file with the SEC and the NYSE initial reports of ownership of our common stock and other equity securities, and reports of certain transactions in our securities. Such persons are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. The SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based solely on our review of the reports and any written representations we received that no other reports were required, we believe that, during the year ended December 31, 2016, all of our officers, directors and stockholders with ownership of 10% or greater complied with all Section 16(a) filing requirements applicable to them, except Carl H. Westcott, a 10% beneficial owner, filed a Form 4 on May 20, 2016 reporting a transaction that occurred on May 16, 2016.

Stockholder Proposals and Nominations for the 2018 Annual Meeting

Any stockholder who desires to submit a proposal or director nominee for consideration at our annual meeting of stockholders in 2018 and wishes to have such proposal or nominee included in our proxy materials must submit the proposal or nominee to us at our principal executive offices no later than December 4, 2017 unless we notify the stockholder otherwise. Only those proposals or nominations that are timely received by our Corporate Secretary and proper for stockholder action (and otherwise in accordance with Rule 14a-8 of the Exchange Act) will be included in our proxy materials. Such written notice must set forth (i) the name and address of the stockholder who intends to bring business before the meeting; (ii) the specific nature of the business he or she seeks to bring before the meeting; and (iii) a representation that the stockholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

Written request for inclusion of any stockholder proposal or director nomination should be addressed to: Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. We recommend that such proposal be sent by certified mail, return receipt requested. Any stockholder who intends to bring business to the annual meeting of stockholders in 2018 (including any director nominations), but not include the business in our proxy statement, must give written notice to our Corporate Secretary at the address set forth above by not earlier than January 16, 2018 and not later than February 15, 2018. Such notice must comply in all respects with the requirements set forth in our bylaws.

There were no stockholder proposals submitted for the 2017 Annual Meeting.

Solicitation of Proxies

The Company has provided proxy materials to banks, brokers, and other financial fiduciaries and requested that such materials be promptly forwarded to the beneficial owners of common stock. The Company has engaged Advantage Proxy to assist with the solicitation of proxies for a fee of approximately $7,500 plus reimbursement for out-of-pocket expenses. In addition, solicitation of proxies may be made by directors, officers or employees of the Company for no additional compensation. The cost of soliciting proxies and related services will be borne by the Company.

COMSTOCK RESOURCES, INC. - 2017 Proxy Statement	38

ADDITIONAL INFORMATION

Electronic Delivery of Proxy Statement and Annual Report

Stockholders who received printed copies of the proxy materials can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save Comstock the cost of producing and mailing these documents, reduce the amount of mail you receive and help preserve environmental resources.

You may sign up for this option by:

•	following the instructions provided on your proxy card; or

•	following the instructions provided when you vote over the Internet.

If you choose to view future proxy statements and annual reports over the Internet and you are a street-name stockholder as of the applicable record date, you will receive an e-mail message next year containing the Internet address to use to access Comstock’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on www.proxyvoting.com. You do not have to re-elect Internet access each year.

Householding of Annual Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below, and we will send a separate copy to each stockholder.

If the shares are registered in the name of the stockholder, the stockholder should contact us at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Attn: Investor Relations, telephone number (800) 877-1322 to inform us of their request. If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

Stockholder List

A list of stockholders of record will be available for examination at the Company’s corporate headquarters during normal business hours for a period of ten days prior to the Annual Meeting.

ANNUAL REPORT ON FORM 10-K

We are mailing our 2016 Annual Report on Form 10-K to stockholders who elected to receive a printed copy of this Proxy Statement. Additional copies of our Annual Report on Form 10-K for the year ended December 31, 2016 are available without charge from our Investor Relations Department.

Our SEC filings, including our 2016 Annual Report on Form 10-K, are available online, at no charge, at www.comstockresources.com, Investors, SEC Filings, or through the Securities and Exchange Commission’s website at www.sec.gov.

Roland O. Burns

Secretary

Frisco, Texas

April 3, 2017

39	COMSTOCK RESOURCES, INC. - 2017 Proxy Statement

COMSTOCK RESOURCES, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 16, 2017

10:00 a.m.

at the Company Headquarters

Directions to

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 300

Frisco, Texas 75034

COMSTOCK RESOURCES, INC. 5300 TOWN AND COUNTRY BLVD. SUITE 500 FRISCO, TX 75034	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before May 16, 2017. Have your proxy card in hand when you access the website and follow the instructions on the secure website to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the secure website and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE

Call toll free 1-800-690-6903 within the United States, U.S. territories and Canada on a touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before May 16, 2017. Have your proxy card in hand when you call and then follow the instructions provided by the recorded message.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BELOW IN BLUE OR BLACK INK AS FOLLOWS IN THE DESIGNATED

AREAS. PLEASE DO NOT WRITE OUTSIDE THE DESIGNATED AREAS.

E22896-P91272-Z69785	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THIS PORTION ONLY

COMSTOCK RESOURCES, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following Proposals:

1.	ELECTION OF DIRECTORS				☐	☐	☐
Nominees: (Terms expire in 2018)
	01)	M. Jay Allison	06)	Cecil E. Martin
	02)	Roland O. Burns	07)	David W. Sledge
	03)	Elizabeth B. Davis	08)	Frederic D. Sewell
	04)	Morris E. Foster	09)	Jim L. Turner
	05)	David K. Lockett
										For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2017.									☐	☐	☐

3.	Proposal to approve, on an advisory basis, the Company’s compensation of its named executive officers.									☐	☐	☐

The Board of Directors recommends you vote for 3 YEARS for the following Proposal:									3 Years	2 Years	1 Year	Abstain

4.	Proposal to recommend, by non-binding vote, the frequency of stockholder votes on executive compensation.								☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND “3 YEARS” ON PROPOSAL 4.

Please indicate if you would like to be contacted regarding consolidating your Registered and brokerage accounts.					☐	☐
					Yes	No

NOTE: Please sign exactly as your name(s) appear(s) on this Proxy. This section must be completed for your vote to count if you are voting by mail. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]					Date			Signature (Joint Owners)	Date

V.1.1

ANNUAL MEETING OF STOCKHOLDERS OF

COMSTOCK RESOURCES, INC.

May 16, 2017

Your vote is important.

Thank you for voting.

(Complete and mail the Proxy Card only if you do not vote by phone or Internet.)

Proxy Card must be signed and dated on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at

www.comstockresources.com and www.proxyvote.com.

E22897-P91272-Z69785

PROXY COMSTOCK RESOURCES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS – TUESDAY, MAY 16, 2017

The undersigned hereby appoints M. Jay Allison and Roland O. Burns, and each of them with full power of substitution, as proxies of the undersigned to act and to vote as directed on the reverse side the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Comstock Resources, Inc., to be held Tuesday, May 16, 2017, at 10:00 a.m. and any adjournment or adjournments thereof, and in their own discretion upon any other matter which may properly come before this meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

Continued and to be marked, signed and dated on reverse side

V.1.1